Exhibit 15.2

NETRAKE CORPORATION

INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2006

IN U.S. DOLLARS

UNAUDITED

NETRAKE CORPORATION

BALANCE SHEET

U.S. dollars in thousands

June 30, 2006
Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$480
Trade receivables, net	858
Other receivables and prepaid expenses	341
Inventories	1,655

Total current assets	3,334

PROPERTY AND EQUIPMENT, NET	624

OTHER ASSETS	30

Total assets	$3,988

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Trade payables	$861
Deferred revenues	1,469
Accrued expenses	1,112
Bridge notes	6,906
Notes payables	1,751

Total liabilities	12,099

STOCKHOLDERS' DEFICIENCY:
Series A, B, C and D convertible preferred stock, par value $0.001 per share: 930,376,328 shares authorized; 918,421,921shares issued and outstanding as of June 30, 2006. (liquidation preference
of 50,091,565 as of June 30, 2006)	918
Common stock, par value $0.001 per share: 1,119,153,822 shares, Authorized; 13,901,823 shares
issued and outstanding as of June 30, 2006	14
Additional paid-in capital	72,967
Accumulated deficit	(82,010)

Total stockholders' deficiency	(8,111)

Total liabilities and stockholders' deficiency	$3,988

The accompanying notes are an integral part of the interim financial statements.

NETRAKE CORPORATION

STATEMENT OF OPERATIONS

U.S. dollars in thousands

Six months ended June 30, 2006
Unaudited

Net revenues:
Product sales	$1,263
Service and other revenues	723

Total net revenues	1,986

Cost of revenues:
Product sales	995
Other revenues	36

Total cost of revenues	1,031

Gross profit	955

Operating Expenses:
Research and development	4,036
Sales and marketing	2,175
General and administrative	1,274
Depreciation and amortization	739

Total operating expenses	8,224

Operating loss	7,269

Financial expenses, net	285

Net loss	$7,554

The accompanying notes are an integral part of the interim financial statements.

NETRAKE CORPORATION

STATEMENT OF CASH FLOWS

U.S. dollars in thousands

Six months ended June 30, 2006
Unaudited

Cash flows from operating activities:
Net loss	$(7,554)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	740
Trade receivables	2,360
Inventories	(200)
Trade payables	(247)
Deferred revenues	(259)
Other receivables and prepaid expenses	(93)
Accrued expenses	192

Net cash used in operating activities	(5,061)

Cash flows from investing activities:
Purchase of property and equipment	(89)

Net cash used in investing activities	(89)

Cash flows from financing activities:
Payment of debt	(1,147)
Proceeds from issuance of stock	9
Proceeds from bridge notes	4,406

Net cash provided by financing activities	3,268

Decrease in cash and cash equivalents	(1,882)

Cash and cash equivalents at the beginning of the period	2,362

Net cash and cash equivalents at the end of the period	$480

The accompanying notes are an integral part of the interim financial statements.

NETRAKE CORPORATION

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1:- GENERAL

Organization and business:

Netrake Corporation (the “Company”) develops, manufactures and sells a programmable, wire speed, network processing platform to enable service differentiation and traffic management of multiple content or media over existing broadband networks. The Company sells to both domestic and international customers on a direct basis and through global channel partners.

NOTE 2:- BASIS OF PRESENTATION

The accompanying financial statements of the Company are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for audited financial statements. In the opinion of management, these financial statements include all adjustments considered necessary for a fair presentation of the financial position, operating results and cash flows for the interim period presented. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results of operations that may be expected for the full year. These financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2005.